Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES QUARTERLY DIVIDEND

July 18, 2012
Contact: Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 18, 2012) – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, declared a regular cash dividend on July 18, 2012, of $0.18 per common share payable August 15, 2012 to shareholders of record on August 1, 2012.

The Bank of Clarke County offers a broad range of commercial banking, retail banking and trust and investment services through 11 bank branches located throughout Clarke and Frederick Counties, as well as the City of Winchester and the Town of Round Hill, VA. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.